Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Memorial Resource Development Corp.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Memorial Resource Development Corp. (the Company) of (i) our report dated February 6, 2014, with respect to the balance sheet of Memorial Resource Development Corp. as of January 31, 2014 and (ii) our report dated April 4, 2014, with respect to the consolidated and combined balance sheets of Memorial Resource Development LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years then ended, and Schedule I—Condensed Financial Information, included therein, which reports appear in the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the SEC on June 16, 2014, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-195062), originally filed with the SEC on April 4, 2014.

As discussed in Note 1 to the consolidated and combined financial statements of Memorial Resource Development LLC and subsidiaries, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Dallas, Texas

June 18, 2014